Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of biote Corp. (f/k/a Haymaker Acquisition Corp. III) on Form S-8 of our report dated April 6, 2022, which includes an explanatory paragraph as to Haymaker Acquisition Corp. III’s (now known as biote Corp.) ability to continue as a going concern, with respect to our audits of the financial statements Haymaker Acquisition Corp. III (now known as biote Corp.) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from July 6, 2020 (inception) through December 31, 2020, appearing in the Annual Report on Form 10-K of Haymaker Acquisition Corp. III for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Houston, TX

August 3, 2022